UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2008

SIBERIAN ENERGY GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	333-118902	52-2207080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Madison Ave, 6th Floor, New York, NY 10016
(Address of principal executive offices) (Zip Code)

(212) 828-3011
Registrant's telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01  COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On or about September 30, 2008, Siberian Energy Group, Inc. (the “Company,” “we,” and “us”) entered into an Agreement of Purchase and Sale with Limited Liability Company Neftebitum, a Russian limited liability company (“Neftebitum”), Sergey V. Prokopiev, an individual and Russian citizen, and Oleg G. Shelepov, an individual and Russian citizen (collectively, the “Purchasers” and the “Purchase Agreement”).  The Company’s Board of Directors approved and ratified the Company’s entry into the Purchase Agreement and the transactions contemplated therein on or about October 30, 2008.  Pursuant to the Purchase Agreement, the Company agreed to sell to the Purchasers an aggregate of fifty-six percent (56%) of the registered capital of Kondaneftegaz, LLC (“KNG”), a Russian limited liability company formerly wholly owned by the Company, for aggregate consideration of 5,600 Russian Rubles (approximately $223 United States dollars (“US $”)..  Neftebitum agreed to purchase a 51% interest for total consideration of 5,100 Russian Rubles (US $203) and Mr. Prokopiev and Mr. Shelepov agreed to each purchase a 2.5% interest for consideration of 250 Russian Rubles each (US $10).

Pursuant to the Purchase Agreement, the Sellers are obligated to maintain KNG’s main priority of performing geological studies and exploring for hydrocarbon deposits in KNG’s two oil and gas exploration licenses in the Khanty-Mansiysk region in West Siberia, Russia, the Karabashsky-61 and Karabashsky-67 blocks (the“Blocks”).  Further the Purchasers are obligated to provide financing, by way of direct financing or third-party loans, in the amounts necessary to comply with the licensing agreements for the Blocks.  The Company’s and the Purchasers’ relationship is to be regulated by the Operating Agreement (as described below), which was entered into in connection with the Purchase Agreement.  Lastly, the Purchase Agreement provides that in connection with Neftebitum obtaining a majority interest in KNG, it is obligated to be a guarantor and accept joint responsibility with KNG for repayment of any financing the Purchasers obtain for KNG.

On or about November 5, 2008, and in connection with their entry into the Purchase Agreement, Neftebitum, the Company and KNG entered into an Operating Agreement that defines the rights and responsibilities of the parties (the “Operating Agreement”).  Pursuant to the Operating Agreement, Neftebitum is designated exclusive Operator of KNG and all of its current and future mineral claims and has the right to appoint all members of KNG’s management.  As Operator, Neftebitum has exclusive control of all technical, management, operational and associated matters involving KNG and the Blocks and any potential hydrocarbon exploration and production licenses (the “Operations”).  Neftebitum must manage and conduct the Operations by itself, its agents, independent contractors and/or servants in general accordance with standard oil and gas field practices.  Neftebitum must use all reasonable endeavors to:

prepare annual programs and budgets pursuant to the Operating Agreement and the licensing agreements for the Blocks;

begin 2D seismic works on the Blocks during the 2008-2010 fieldwork season and perform not less than 176.26 linear kilometers of seismic profiles on the Karabashky-61 Block and not less than 158 linear kilometers of seismic works on the Karabashky-67 Block;

to start drilling an exploratory well no later than 2011, and complete no less than 2 exploratory wells by April 1, 2012;

to provide adequate financing to carry out KNG’s planned activities; and

supervise implementation of all programs and budgets and provide written progress reports on a quarterly basis relating to KNG’s activities and programs.

Further, as Operator, Neftebitum may enter into and negotiate contracts on behalf of KNG, the Company and represent KNG or the Company in all dealings with governmental and regulatory bodies.  Neftebitum must guarantee any financial obligations entered into on KNG behalf.  Neftebitum may be reimbursed for expenses incurred in its role as Operator, and if KNG has inadequate resources to reimburse such expenses, theses un-reimbursed expenses may be accounted for at the time of the distribution of profits from KNG’s operations, if any.  Neftebitum, however; will not charge operator’s management fees in connection with its role as Operator.  Additionally, the Company will not charge fees for the use of geological data it provides.  Neftebitum must also use its best efforts to maintain insurance for the Company.  Lastly, Neftebitum’s responsibilities as Operator under the Operating Agreement may not be assigned or transferred.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Description

10.1*	Agreement of Purchase and Sale

10.2*	Operating Agreement

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIBERIAN ENERGY GROUP INC.

By: /s/ David Zaikin
David Zaikin,
Chief Executive Officer

Dated:  November 14, 2008